UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2019

ARDELYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

34175 Ardenwood Blvd.

Fremont, CA 94555

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	ARDX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01 Other Events.

On December 3, 2019, Ardelyx, Inc. (the “Company” or “Ardelyx”) reported positive topline results for PHREEDOM, a long-term Phase 3 study evaluating the efficacy and safety of tenapanor as monotherapy for the treatment of hyperphosphatemia in patients with chronic kidney disease (“CKD”) on dialysis. In the study, patients randomized to the tenapanor arm were treated in a 26-week open-label treatment period and were then re-randomized to a 12-week double-blind, placebo-controlled randomized withdrawal period. The PHREEDOM study met its primary endpoint demonstrating a statistically significant difference in least square (“LS”) mean serum phosphorus change (-1.4 mg/dL, p<0.0001), as compared to placebo. During the 26-week treatment period, 77% of tenapanor-treated patients in the intent-to-treat population (n=408) had a decrease in serum phosphorus, with a mean reduction from baseline of 2.0 mg/dL. Tenapanor is an investigational, first-in-class, phosphate absorption inhibitor being developed to treat hyperphosphatemia in patients with CKD on dialysis.

PHREEDOM Key Topline Results

Primary Endpoint

For the primary endpoint, as compared to patients treated with placebo, patients in the efficacy analysis set treated with tenapanor had a statistically significant difference in LS mean serum phosphorus change from the end of the 26-week treatment period to the endpoint visit in the 12-week randomized withdrawal period (-1.4 mg/dL, p<0.0001).

Safety

Tenapanor was generally well-tolerated. As anticipated due to the mechanism of action, the most common self-reported adverse event was loose stools/diarrhea at an incidence rate of 52.5%, with approximately 90% of these events judged by the investigator to be mild to moderate in nature. The majority of the events were reported within the first five days of treatment and were transient notwithstanding continued treatment with tenapanor. In the 26-week open-label treatment period, 16% of the tenapanor-treated patients discontinued treatment due to diarrhea. Additionally, during the randomized withdrawal period, only 0.8% of tenapanor-treated patients discontinued due to diarrhea.

In the safety analysis set of the 26-week open-label treatment period, which included tenapanor (n=419) and sevelamer (n=137), 17.2% of tenapanor-treated patients compared to 22.6% of sevelamer-treated patients experienced a serious adverse event. The median dose for tenapanor was 60 milligrams per day throughout the study and the median dose for sevelamer was 4.8 grams per day after randomization and increased to 7.2 grams per day by the end of the 26-week open-label treatment period.

NORMALIZE Initial Results

Patients completing the PHREEDOM trial from both the tenapanor arm and the sevelamer active safety control arm had the option to participate in NORMALIZE, an ongoing open-label 18-month extension study. The goal of this study is to obtain real-world evidence regarding the dual mechanism of tenapanor and sevelamer to reduce patients’ serum phosphorus levels to normal (<4.6 mg/dL) while minimizing medication burden.

Patients entering the study from the tenapanor arm with serum phosphorus levels in the normal range are followed with no medication changes. Patients entering the study from the tenapanor arm with serum phosphorus ≥4.6 mg/dL have sevelamer tablets added incrementally to achieve normal serum phosphorus levels. Patients entering the study from the sevelamer active safety control arm have tenapanor tablets added to their treatment regimen and have sevelamer tablets withdrawn based on their serum phosphorus value, to achieve normal serum phosphorus levels.

In this initial analysis, 96% of eligible patients have chosen to enroll into NORMALIZE. Of the 73 patients thus far treated for more than one month of treatment, 42% have achieved normal serum phosphorus of less than 4.6 mg/dL and of those, 58% have accomplished this with either tenapanor alone or with tenapanor in combination with only one to three sevelamer tablets per day. These data represent a 45% improvement compared to current treatment practice data reported in the June 2019 Dialysis Outcomes Practice Patterns Study (DOPPS) Practice Monitor.

PHREEDOM Study Design

PHREEDOM is a one-year study with a 26-week open-label treatment period and a 12-week double-blind, placebo-controlled randomized withdrawal period followed by a 14-week open-label safety extension period. The study randomized a total of 564 patients with CKD on dialysis who had a serum phosphorus level between 6.0 mg/dL and 10.0 mg/dL and had an increase in serum phosphorous of at least 1.5 mg/dL after an up to 3-week phosphate binder wash-out period. Patients were randomized 3:1 to either the tenapanor arm (n=423, n=408 intent to treat) or the active safety control arm (sevelamer n=141). Those patients randomized to the active safety control arm are treated with sevelamer for 52 weeks. Patients in the tenapanor arm received tenapanor twice daily at a starting dose of 30 mg with dose adjustments allowed based on serum phosphorus level and gastrointestinal tolerability. At the end of the 26-week treatment period, patients in the tenapanor arm were randomized 1:1 to enter the randomized withdrawal period and either remain on the tenapanor dose they were taking or receive placebo for up to an additional 12 weeks. After the randomized withdrawal period, patients then continued on the study for an additional three months as part of the long-term safety extension. Patients in the active safety control arm received sevelamer at an initial dose based on its package insert with dose changes allowed at the discretion of the principal investigator for up to one year.

The primary efficacy endpoint of the study was the difference in change in serum phosphorus between the pooled tenapanor-treated patients and placebo-treated patients in the efficacy analysis set from the end of the 26-week treatment period to the endpoint visit of the 12-week randomized withdrawal period. The efficacy analysis set (n=131), which was accepted by the U.S. Food and Drug Administration as the primary analysis set, included patients who completed the 26-week treatment period and achieved a 1.2 mg/dL decrease in serum phosphorus in the same period.

About Tenapanor for Hyperphosphatemia

Tenapanor, discovered and developed by Ardelyx, is a first-in-class, proprietary, minimally absorbed, oral, medicine in late-stage clinical development for the control of serum phosphorus in patients with CKD on dialysis. Tenapanor has a unique mechanism of action and acts locally in the gut to inhibit the sodium hydrogen exchanger 3. This results in the tightening of the epithelial cell junctions, thereby significantly reducing paracellular uptake of phosphate, the primary pathway of phosphate absorption. In addition to the positive results of the PHREEDOM trial, the Company previously reported results from its first Phase 3 monotherapy study with tenapanor in patients with CKD on dialysis, reporting that the primary endpoint was met (p=0.01).

About Hyperphosphatemia

Hyperphosphatemia is a serious condition resulting in an abnormally elevated level of phosphorus in the blood that is estimated to affect more than 745,000 dialysis patients in major developed countries. The kidney is the organ responsible for regulating phosphorus levels, but when kidney function is significantly impaired, phosphorus is not adequately eliminated from the body. As a result, hyperphosphatemia is a nearly universal condition among people with CKD and especially those on dialysis. Despite treatment with phosphate binders (the only approved therapy for hyperphosphatemia), approximately 70% of CKD patients on dialysis continue to experience elevated phosphorus levels at any point in time (Spherix Global Insights: RealWorld Dynamix, Dialysis 2018). Phosphorus levels greater than 5.5 mg/dL have been shown to be an independent risk factor for cardiovascular morbidity and mortality in patients requiring dialysis (Block 2004), and internationally recognized treatment guidelines recommend lowering elevated phosphate levels toward the normal range (<4.6mg/dL).

Forward-Looking Statements

To the extent that statements contained in this Current Report on Form 8-K are not descriptions of historical facts regarding the Company, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including the potential for the Company’s product candidates in treating the diseases and conditions for which they are being developed, including the potential for the use of tenapanor as monotherapy and as part of a dual mechanism approach with tenapanor and binders for the treatment of hyperphosphatemia, the potential for tenapanor with binders to achieve serum phosphorus levels of less than 5.5 mg/dL and less than 4.6 mg/dL; the Company’s future development plans for tenapanor and other product candidates and the expected timing thereof, including the Company’s expected timing for an NDA submission for tenapanor for hyperphosphatemia. Such forward-looking statements involve substantial risks and uncertainties that could cause the development of the Company’s product candidates or the Company’s future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in research and the clinical development process, including the regulatory approval process, and the continuation of trends in initial analysis data through the full clinical trial. The Company undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the section titled “Risk Factors” and the other disclosures included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2019, and its future current and periodic reports to be filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2019	ARDELYX, INC.

	By:	/s/ Elizabeth Grammer
Elizabeth Grammer
Executive Vice President, General Counsel and Secretary